PROGEN
                                                              INDUSTRIES LIMITED


      PROGEN DRUG DISCOVERY ADVANCES AND APPOINTS SCIENTIFIC ADVISORY BOARD


BRISBANE, AUSTRALIA TUESDAY MARCH 1, 2005. Australian anti-cancer drug development company Progen Industries Limited (ASX: PGL, NASDAQ: PGLAF) announced today the appointment of a new Scientific Advisory Board (SAB) coinciding with advancement in the Company's drug discovery efforts.

The Company's in-house drug discovery intellectual property portfolio has been built on over 10 years of extensive collaborative academic research related to the role of heparan sulfate, a complex sugar implicated in several disease processes. The primary objective of this research, supported by an Australian $3.1M AusIndustry START grant, is focused towards building the Company's future internal drug pipeline and in-house efforts are augmented by collaboration with Prof. Martin Banwell from The Research School of Chemistry at the Australian National University.

Progen's drug discovery research has progressed to the point where the group has developed several early leads showing promise against Progen's targets of therapeutic interest. The discovery group's next objective will be to advance these leads to evaluation as formal drug candidates for preclinical (animal) trials, through a lead-optimisation program. It is opportune that a SAB has been assembled to assist and provide guidance to these efforts.

The three members of Progen's SAB are: Dr Keith Watson, Prof. David Hume and Prof. Ron Dickinson with each bringing different but complementary experience and expertise. Dr Watson, currently Special Fellow in the new Division of Structural Biology at the Walter & Eliza Hall Institute of Medical Research will contribute a wealth of knowledge into medicinal chemistry and drug discovery. Prof. Hume, from the Institute for Molecular Bioscience, University of Queensland, will add a biological perspective to the program. Prof. Dickinson, NH&MRC Senior Principal Research Fellow at the University of Queensland's
Department of Medicine at Royal Brisbane Hospital, will add significant experience in drug disposition.

Progen's Vice President of Research and Development, Dr Rob Don commented. "We are thrilled that a series of compounds we have created via rational drug design (computer assisted design) show encouraging binding activity to some of the disease-promoting proteins which Progen have targeted. These include important proteins such as Vascular Endothelial Growth Factor (VEGF), Fibroblast Growth Factor (FGF) -1 and -2 and others. We intend to take the knowledge of these proteins and others to design drug candidates for preclinical testing through to clinical development. The potential application of this technology is diverse and includes various cancers, eye conditions (macular degeneration), inflammatory and infectious diseases."


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ABOUT  THE  SAB  MEMBERS

DR  KEITH  WATSON
Dr Keith Watson's 30 year research career has involved commercially focussed application of synthetic organic chemistry to the preparation of small molecules with biological activity. He completed a B.Sc. (Hons) degree in 1969 and a PhD in chemistry in 1973 at Monash University, Melbourne. Following Post-Doctoral appointments at Imperial College (UK) and CSIRO he worked for 14 years at the ICI Australia Research Laboratories in Melbourne and was a member of the team which discovered and developed the selective herbicides Tralkoxydim and Butroxydim. In 1992 Dr Watson took up an appointment as Senior Principal Research Scientist at CSIRO Division of Molecular Science where he worked on the synthesis and biological testing of novel acetylcholinesterase inhibitors. He joined Biota Holdings in 1994 where he was Head of the Biota Chemistry Laboratory at Monash University and carried out research into the synthesis of novel antiviral agents. Dr Watson is currently a Special Fellow in the new Division of Structural Biology at the Walter & Eliza Hall Institute of Medical Research. He is co-inventor on over 50 separate patent applications and a co-author of close to 50 scientific papers.

PROF.  DAVID  HUME
Prof. David Hume completed his B.Sc. (Hons) degree and his PhD in Biochemistry in 1979, at the Australian National University. A year of this work was carried out at the Max Planck Institute for Immunobiology in Freiburg, Germany. Tenures at Oxford University respectively, at the Department of Biochemistry and the Sir William Dunn School of Pathology followed his PhD. In 1983 he returned to the John Curtin School of Medical Research in Canberra, and subsequently moved to the MD Anderson Cancer Center in Houston for one year. In 1988, he was awarded the Boehringer Medal by ABS and started his appointment at the Centre for Molecular Biology and Biotechnology, which has evolved since then to become the Institute for Molecular Bioscience (IMB) at the University of Queensland. In 2000 he was awarded the Dolph Adams Award, Society for Leukocyte Biology (most cited review) and in 2001 was awarded the Amersham-Pharmacia Biotechnology Award. Outside of his current role at the IMB, his current appointments include Node Head, CRC for Chronic Inflammatory Diseases; Director, ARC Special Research Centre for Functional and Applied Genomics; Senior Scientist, RIKEN Genome Sciences Centre, Yokohama, Japan; Board Member, Centre for Immunology and Cancer Research, University of Queensland, Princess Alexandra Hospital; and Scientific Advisory Board Member, US Biodefence Initiative Anthrax Program, University of Chicago. His research has continued to evolve, and his current interests focus especially on the mechanism controlling the differentiation of macrophages and osteoclasts from their progenitor cells.

PROF.  RON  DICKINSON
Prof Ron Dickinson's research expertise is focussed on drug metabolism, disposition and pharmacokinetics. He completed a B.Sc. (Hons) degree in 1969 and a PhD in organic chemistry in 1973 at the University of Queensland. Prof. Dickinson's first research position was as Experimental Officer at the CSIRO Division of Entomology, BrisbaneHe then moved to the U.S. to take up a role as a research associate in the Department of Pharmacology, University of Oregon Health Sciences Center. He then took up the position of a Group Leader at 'Centre International de Recherches Dermatologiques', France. In 1982 he returned to Australia to join the University of Queensland Dept of Medicine at Royal Brisbane Hospital as an NH&MRC Research Fellow, ultimately becoming an NH&MRC Senior Principal Research Fellow in 1998. Since May 2002 he has also held positions as Honorary Consultant at the Queensland Institute of Medical Research, Brisbane and Scientific Consultant at Q-Pharm Pty Limited, Brisbane. He has published 120 original research articles, and is on the Editorial Boards of Chemico-Biological Interactions, Life Sciences, Drug Metabolism and Drug Interactions, and Current Drug Metabolism. His special interests include drug conjugation, especially glucuronidation and sulphation; reactivity of acyl glucuronide conjugates of acidic drugs; mechanisms and consequences of covalent binding of drugs/other foreign compounds to endogenous macromolecules; and clinical and biochemical pharmacology of antiepileptic drugs.


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ABOUT  PROGEN:
Progen Industries Limited is an Australian based globally focused biotechnology company committed to the discovery, development and commercialisation of small molecule pharmaceuticals for the treatment of cancer.

Progen's three key areas of expertise are:

- CLINICAL DEVELOPMENT - via a focused clinical trial programme involving its two lead compounds PI-88 and PI-166.

- DRUG DISCOVERY - projects focusing on the development of potent, selective inhibitors of carbohydrate-protein interactions, which are implicated in many disease processes.

- COMMERCIAL SERVICES - manufacturing of biopharmaceutical products to global standards.

KEYWORDS - Progen, cancer, drug discovery, PI-88, PI-166, angiogenesis, heparanase, rational drug design

WEB LINKS TO RECENT NEWS AND OTHER INFORMATION ABOUT PROGEN:
Half Year Financials                    www.progen.com.au/?page=nepress2005.html
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New Trial planned for PI-88             www.progen.com.au/?page=nepress2005.html
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AGM Managing Director's Address         www.progen.com.au/?page=nepress2004.html
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Phase II Liver Cancer Trial Launched    www.progen.com.au/?page=nepress2004.html
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PI-88 Receives Orphan Drug Designation  www.progen.com.au/?page=nepress2004.html
                                        ----------------------------------------
PI-88 mode of action                    www.progen.com.au/?page=repi-88.html
                                        ------------------------------------
Progen's drug development pipeline      www.progen.com.au/?page=pihome.html
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Progen Industries Ltd                   www.progen.com.au
                                        -----------------


CONTACTS:

PROGEN INFORMATION:
Sarah Meibusch                      Lewis Lee
Business Development Manager        Managing Director
Progen Industries Limited           Progen Industries Limited
Sarah.Meibusch@progen.com.au        Lewis.Lee@progen.com.au
----------------------------        -----------------------
Ph:  61 7 3273 9100                 Ph: 61 7 3273 9100

RESEARCH AND DEVELOPMENT INQUIRIES
Robert Don PhD
VP, Research and Development
Progen Industries Limited
Robert.Don@progen.com.au
------------------------
Ph: 61 7 3273 9100


This press release contains forward-looking statements that are based on current management expectations. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including without limitation, risks associated with drug development and manufacture, risks inherent in the extensive regulatory approval process mandated by the United States Food and Drug Administration and the Australian Therapeutic Goods Administration, delays in obtaining the necessary approvals for clinical testing, patient recruitment, delays in the conduct of clinical trials, market acceptance of PI-88, PI-166 and other drugs, future capitals needs, general economic conditions, and other risks and uncertainties detailed from time to time in the Company's filings with the Australian Stock Exchange and the United States Securities and Exchange Commission. Moreover, there can be no assurance that others will not independently develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed by the Company will provide meaningful protection or competitive advantages.


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